Exhibit 3.45

Exhibit 3.43

FTI REPOSITORY SERVICES, LLC

ARTICLES OF ORGANIZATION

The UNDERSIGNED, in order to form a limited liability company under and by virtue of the Maryland Limited Liability Company Act, MD. CORPS. & ASS’NS CODE ANN., §4A-101, et seq. (the “LLC Act”), does hereby acknowledge and certify to the Maryland State Department of Assessments and Taxation as follows:

FIRST: The name of the limited liability company (which is hereinafter called the “Company”) is:

FTI REPOSITORY SERVICES, LLC

SECOND: The purpose for which the Company is formed is to engage in any lawful act or activity which may be carried on by a limited liability company under the LLC Act which the members may from time to time authorize or approve pursuant to the provisions of the Operating Agreement of the Company.

The foregoing purpose shall be in addition to and not in limitation of the general powers of limited liability companies under the LLC Act.

THIRD: The present address of the principal office of the Company in the State of Maryland is 909 Commerce Road, Annapolis, Maryland 21401.

FOURTH: The name and address of the resident agent of the Company are: The Corporation Trust Incorporated, 300 E. Lombard Street, Suite 1400, Baltimore, MD 21202.

IN WITNESS WHEREOF, the undersigned, an authorized person within the meaning of Section 4A-101(c) of the LLC Act, has signed these Articles of Organization, acknowledging the same to be his or her act, on January 10, 2005.

/s/ Dianne R. Sagner

Signature of Authorized Person

Dianne R. Sagner, Assistant Secretary

CONSENT OF RESIDENT AGENT

THE UNDERSIGNED hereby consents to act as resident agent in Maryland for the entity named in the attached document.

The Company Trust Incorporated

300 East Lombard Street

Baltimore, MD 21202

Tel. 410 539 2837

Fax 410 332 1178

I hereby consent to act as resident agent in Maryland for the entity named in the attached document.

/s/ Billie J. Swoboda

Billie J. Swoboda, V.P.

The Corporation Trust Incorporated